Exhibit 10.1

AMENDED AND RESTATED

SALES AND MARKETING SERVICES AGREEMENT

This Amended and Restated Sales and Marketing Services Agreement(the “Agreement”) is entered into as of July 9, 2003 (the “Effective Date”) by and between CV Therapeutics, Inc.,a Delaware corporation (“CVT”), Innovex (North America) Inc., a New Jersey corporation, as successor to Innovex Inc., a Delaware corporation (“Innovex Inc.”), Innovex LP, a New Jersey limited partnership (“Innovex”) and Quintiles Transnational Corp., a North Carolina corporation (“Quintiles”), each on behalf of itself and its Affiliates (as defined below). CVT, Innovex Inc., Innovex and Quintiles are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CVT, Innovex Inc. and Quintiles (for purposes of Article 8 thereof) are parties to that certain Sales and Marketing Services Agreement, dated as of May 5, 1999 (the “Services Agreement”), relating to the sale and marketing of the Product (as defined below);

WHEREAS, CVT and Quintiles are parties to that certain Loan Agreement, dated as of May 5, 1999 (the “Loan Agreement”) and that certain Security Agreement, dated as of May 5, 1999 (the “Security Agreement”), and together with Fort Know Escrow Services as the Escrow Agent, are parties to that certain Escrow Agreement, dated as of May 5, 1999 (the “Escrow Agreement,” and together with the Loan Agreement and the Security Agreement, the “Ancillary Agreements”);

WHEREAS, in connection with the Loan Agreement, CVT has delivered to Quintiles executed copies of that certain promissory note dated May 5, 1999 in an aggregate principal amount of $10,000,000 and that certain promissory note dated May 5, 1999 in an aggregate principal amount of all advances made by Quintiles to CVT under the Loan Agreement (collectively, the “Notes”);

WHEREAS, Innovex Inc. has transferred all of its rights and responsibilities under the Services Agreement to Innovex, a wholly-owned subsidiary of Quintiles and Affiliate of Innovex Inc.;

WHEREAS, the Parties desire to terminate the Ancillary Agreements and the Notes and to terminate each Party’s rights and responsibilities under such Ancillary Agreements and Notes (except as specifically set forth in this Agreement);

WHEREAS, it is the intent of the Parties that this Agreement amend and restate in its entirety the Services Agreement and that, from and after the Effective Date, the Services Agreement shall be of no further force and effect whatsoever; and

WHEREAS, this Agreement is made in renewal, amendment, restatement, modification and novation of the obligations under the Services Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the Parties hereto agree as follows:

1. Definitions.

1.1 “Affiliate” means any corporation or business entity controlled by, controlling, or under common control with a Party to this Agreement. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2 “Approval” means the first approval during the Term of this Agreement by the FDA authorizing CVT to market the Product in the United States.

1.3 “Approval Date” means the date upon which CVT is informed in writing by the FDA of the Approval.

1.4 “FDA” means the U.S. Food and Drug Administration.

1.5 “Product” means ranolazine (the pharmaceutical agent described in U.S. Patent No. 4,567,264) in a sustained release formulation which is the subject of a new drug application filed by CVT with the FDA, or any other formulation and/or indication for ranolazine (the pharmaceutical agent described in U.S. Patent No. 4,567,264).

1.6 “Quintiles Services” means (a) any service offered by Innovex, (b) any other commercialization service offered by Quintiles or its Affiliates, or (c) any post-approval clinical service offered by Quintiles or its Affiliates.

1.7 “Third Party” means any entity or person other than a Party or an Affiliate of any of them.

2. Termination of Ancillary Agreements and Replacement of Services Agreement by This Agreement.

2.1 Confirmation of No Breach or Default. Effective as of the Effective Date, the Parties hereby confirm that they have no losses, claims, damages, liabilities, costs or expenses relating to or arising from any default or breach by the other Party of any representation, warranty, covenant, term or other provision of any of the Ancillary Agreements, the Notes or the Services Agreement.

2.2 Termination of Ancillary Agreements and the Notes. Effective as of the Effective Date, each of the Ancillary Agreements and the Notes are hereby expressly terminated, cancelled and superseded in their entirety by this Agreement and shall have no further force and effect; and, notwithstanding anything in such Ancillary Agreements or Notes to the contrary, the Parties shall have no further rights or obligations under such Ancillary Agreements or Notes.

2.3 Replacement of Services Agreement by This Agreement. Effective as of the Effective Date, this Agreement hereby amends, restates and replaces in its entirety the Services Agreement and the Parties’ respective rights and obligations thereunder, such that from and after the Effective Date the Services Agreement is of no further force and effect whatsoever. Without limiting the generality of the foregoing, the Parties acknowledge and agree that all of the provisions of the Services Agreement listed in Section 14.10 of the Services Agreement, which were provided therein as surviving expiration or termination of the Services Agreement, are as of the Effective Date of no further force and effect whatsoever.

2.4 Release of Security Interests; Filings; Cooperation. Effective as of the Effective Date, Quintiles hereby acknowledges and agrees that there are no outstanding obligations of CVT under the Notes and that no Pre-Approval Advances or any other Advances (each as defined in the Loan Agreement) were made to CVT at any time, and Quintiles hereby unconditionally and irrevocably releases all security interests or other claims or rights (the “Security Interests”) granted or purported to be granted pursuant to the Security Agreement (the “Release”). Quintiles hereby agrees to promptly (but in any event no later than ten (10) business days following the Effective Date) make all filings required to evidence the Release, including, but not limited to, any and all UCC (as defined in the Security Agreement) filings, and all filings, if any, with the United States Patent and Trademark Office. Quintiles shall promptly execute and deliver any further instrument, document or notice as may be necessary, desirable or which CVT may reasonably require in order to evidence the termination and Release of the Security Interests.

2.5 Return of the Notes Marked Cancelled. Quintiles shall return each of the Notes to CVT (attn: General Counsel) marked “Cancelled” within ten (10) business days after the Effective Date. Notwithstanding any failure of Quintiles to return and/or mark a Note, the Notes will be automatically cancelled at the Effective Date.

2.6 Return of Escrow Property. In connection with the termination of the Escrow Agreement, the Parties acknowledge and agree that the Escrow Property (as defined in the Escrow Agreement) shall be returned as follows. Notwithstanding the Claims Deadline under Section 2.4 of the Escrow Agreement, Quintiles and CVT each hereby acknowledge and agree that Quintiles shall be entitled to receive the Borrower NDA Letter (a copy of which is attached as an exhibit to the Escrow Agreement) from the Escrow Agent (as defined in the Escrow Agreement), and CVT shall be entitled to receive the Lender NDA Letter (a copy of which is attached as an exhibit to the Escrow Agreement) from the Escrow Agent. To effectuate the foregoing, within ten (10) business days following the Effective Date the Parties agree to send to the Escrow Agent the joint instruction letter set forth in Exhibit A attached hereto and incorporated herein by this reference, instructing the Escrow Agent in connection with the mutually agreed-upon termination of the Escrow Agreement to deliver and return said Borrower NDA Letter to Quintiles (attn: Thomas C. Perkins) and to deliver and return said Lender NDA Letter to CVT (attn: Tricia Borga Suvari, General Counsel), in each case no later than ten (10) business days after the Effective Date.

3. Commercialization Relationship.

3.1 Purchase of Quintiles Services. The parties wish to establish the arrangements set forth in this Section 3 under which CVT will engage Quintiles and its Affiliates to perform Quintiles Services and Quintiles and its Affiliates will provide Quintiles Services, and CVT and Quintiles agree to enter into certain Commercialization Services Agreements referred to below. It is the intent of CVT and Quintiles that CVT will engage Quintiles and its Affiliates pursuant to one or more Commercialization Services Agreements to provide Quintiles Services having an Aggregate Expected Value (as defined below) of Ten Million Dollars ($10,000,000.00) or more by or before the date that is six (6) months following the Approval Date (the “CSAs Deadline”). Each engagement for Quintiles Services will be set forth in a definitive written agreement between CVT and Quintiles or its applicable Affiliate, containing appropriate terms and conditions as may be mutually and reasonably acceptable to the parties (each such agreement, a “Commercialization Services Agreement” or “CSA”). Quintiles agrees that the prices to be paid by CVT for Quintiles Services pursuant to the Commercialization Services Agreements shall equal, as nearly as reasonably practicable, the prices charged by Quintiles or its Affiliates to Third Party customers buying comparable services on comparable terms and conditions, such as comparable quantity and scope of services and comparable completion time frames. Upon such time as CVT notifies Quintiles with respect to a particular engagement for Quintiles Services, CVT and Quintiles agree to work expeditiously and in good faith to enter into an applicable Commercialization Services Agreement. Each CSA shall include a provision setting forth the expected value of the CSA (the expected value of all CSAs taken together shall be referred to herein as the “Aggregate Expected Value”). In the event that CVT or Quintiles believes that the expected value as set forth in a CSA should be modified, such Party may contact the other Party, and the Parties agree to discuss in good faith such proposed modification. In the event that CVT and Quintiles initiate working toward a particular CSA but are unable to reach a definitive agreement, such proposed CSA shall not in any manner affect the Aggregate Expected Value or other calculations under this Agreement.

3.2 Payment by CVT. In the event that by the CSAs Deadline set forth above the Aggregate Expected Value of the CSAs does not equal or exceed Ten Million Dollars ($10,000,000.00), CVT shall be obligated to pay Quintiles a lump-sum cash payment equal to Ten Percent (10%) of the difference between Ten Million Dollars ($10,000,000.00) and the Aggregate Expected Value of the CSAs that have been executed by CVT and Quintiles by the CSAs Deadline. Any and all CSAs entered into by the Parties under Section 3.1 above, together with the cash payment (if any is owed hereunder) under the immediately preceding sentence of this Section 3.2, shall be in full satisfaction of all of the Parties’ respective rights and obligations to each other under this Article 3, including in the event that the Aggregate Expected Value of the CSAs by the CSAs Deadline does not equal or exceed Ten Million Dollars ($10,000,000.00). The cash payment (if any is owed hereunder) shall be paid by CVT to Quintiles no later than thirty (30) days after the CSAs Deadline.

3.3 Miscellaneous. The foregoing provisions of Sections 3.1 and 3.2 shall not apply, shall have no force or effect, and shall not create any rights or obligations in the Parties if (a) the Product does not receive Approval during the Term of this Agreement (as defined below), or (b) CVT does not continue to hold rights covering the Product on the CSAs Deadline (through ownership, license or other rights).

4. Preferred Provider Relationship. The Parties wish to preserve, foster and further develop the working relationship and communications established by the Parties under the Services Agreement. Accordingly, CVT designates Quintiles (which for purposes of this Section 4 shall include its Affiliates) as a “preferred provider,” such that during the Term of this Agreement CVT will give Quintiles the opportunity to bid on future development and commercialization projects involving services which (a) Quintiles has demonstrated expertise, quality and competitive pricing, (b) CVT (which for purposes of this Section 4 shall include its Affiliates) has elected to outsource or otherwise engage a Third Party to perform, and (c) are expected by CVT to involve payments individually or in the aggregate of Three Hundred Thousand Dollars ($300,000.00) or more. The Parties agree that for purposes of the foregoing clause (a), the Parties initially shall refer to the lists of services described in the “Business” Section, “Product Development Offerings” and Commercial Services Offerings” of the Annual Report on Form 10-K (as amended) filed by Quintiles with the Securities Exchange Commission for the year ended December 31, 2002. Quintiles shall use its Alliance Manager under Section 5 below to keep CVT apprised of additional services that may meet the standard under the foregoing clause (a). CVT shall provide Quintiles with the opportunity to bid on at least twelve (12) such projects during the Term; provided, however, that if CVT does not provide Quintiles with the opportunity to bid on at least twelve (12) such projects during the Term, the respective rights and obligations of the Parties under Sections 4 and 5 of this Agreement shall automatically be extended for an additional period of one (1) year. Quintiles agrees that the prices for such services shall equal, as nearly as reasonably practicable, the prices charged by Quintiles to Third Party customers buying comparable services on comparable terms and conditions, such as comparable quantity and scope of services and comparable completion time frames. The Parties agree to communicate, collaborate and otherwise endeavor in good faith to fulfill the intent of this Section 4.

5. Alliance Managers. For purposes of this Agreement, Quintiles and CVT will each appoint and maintain an operational Alliance Manager. The Alliance Managers shall oversee potential and awarded CSAs under Section 3 above and on-going clinical projects. Additionally, the Alliance Managers shall coordinate preferred provider arrangements, including the Quintiles services and opportunities to bid on CVT projects under Section 4 above. Further, the Alliance Managers shall generally serve to coordinate and facilitate the other activities of the Parties under this Agreement. The Quintiles Alliance Manager shall report monthly to Dennis Gillings at Quintiles. For purposes of such CSAs, projects and arrangements, the PharmaBio Development organization within Quintiles will interact directly with the Quintiles clinical development team and Innovex to ensure that pricing and operational delivery meet CVT’s requirements.

6. Common Stock Warrant. Upon the execution and delivery of this Agreement by each of the Parties, CVT shall issue to Quintiles or its designee a warrant, in the form attached hereto and incorporated herein by reference as Exhibit B, to purchase two hundred thousand (200,000) shares of common stock of CVT (the “Warrant”).

7. Representations and Warranties. Each Party represents and warrants to the other that as of the Effective Date:

7.1 Corporate Power. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and the Warrant and to carry out the provisions hereof and thereof.

7.2 Due Authorization. It is duly authorized to execute and deliver this Agreement and the Warrant, and to perform its obligations hereunder and thereunder, and the person or persons executing this Agreement or the Warrant on its behalf has been duly authorized to do so by all requisite corporate action.

7.3 Binding Agreement. This Agreement and the Warrant are legally binding upon it and enforceable against it in accordance with their respective terms. The execution, delivery and performance of this Agreement and the Warrant by it do not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law, regulation or order of any court, governmental body or administrative or other agency having jurisdiction over it.

7.4 Validity. It is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement or the Warrant, or the consummation of the transactions contemplated hereby or thereby.

8. Confidentiality.

8.1 Confidential Information. Each Party agrees that information specifically relating to the marketing and sales of the Product, or the business affairs or finances of the other Parties or such other Party’s Affiliates or suppliers, agents, distributors, licensees or customers, which is or has been disclosed in writing and marked “confidential”, or disclosed orally or in any other tangible form and reduced to a written summary marked “confidential”, and which in any case came into possession of such Party under the Services Agreement or comes into the possession of such Party under this Agreement, shall be considered confidential information (“Confidential Information”). Each Party agrees for a period of five (5) years from the Effective Date to hold Confidential Information in strict confidence and disclose it only on a need-to-know basis to Affiliates, subcontractors and employees who are under a written obligation to maintain the confidentiality of the information. The foregoing obligations of confidentiality and limited use shall not apply to information:

8.1.1 which can be shown by written documentation to have been known by the recipient Party prior to its receipt from the other Party;

8.1.2 which is public or lawfully becomes generally available to the public through no fault of the recipient Party;

8.1.3 which is lawfully acquired by the recipient Party from a Third Party without being made subject to an obligation of confidence by the Third Party;

8.1.4 which by mutual written agreement of the Parties is released from a confidential status; or

8.1.5 which is required by the recipient Party to be disclosed under any statutory, regulatory or judicial requirement, including but not limited to any filing with the Securities Exchange Commission; provided, however, that in any such event, the recipient Party shall preserve and protect the confidentiality of the other Party’s Confidential Information to the extent possible, and will notify the other Party prior to any such disclosure.

8.2 Ownership of Data; No License. It is expressly acknowledged and agreed that no Party transfers or transferred to any other Party by operation of this Agreement, the Services Agreement or any Ancillary Agreement any patent right, copyright or other proprietary right. All data and information generated or derived by Quintiles, Innovex Inc. and/or Innovex as the result of services performed by Quintiles, Innovex Inc. and/or Innovex under the Services Agreement or this Agreement shall be and remain the exclusive property of CVT. Any inventions that may evolve from the data and information as the result of services performed by Quintiles, Innovex Inc. and/or Innovex under the Services Agreement or this Agreement shall belong to CVT, and each of Quintiles, Innovex Inc. and Innovex agree to assign its respective rights in all such inventions and/or related patents (if any) to CVT. Notwithstanding the foregoing, CVT acknowledges that Quintiles, Innovex Inc. and Innovex possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles, Innovex Inc. and/or Innovex and which relate to their respective business or operations (collectively, “Quintiles Property”). The Parties agree that any Quintiles Property or improvement thereto which is used, improved, modified or developed by Quintiles, Innovex Inc. and/or Innovex under or during the term of the Services Agreement or this Agreement is and shall remain the sole and exclusive property of Quintiles, Innovex Inc. or Innovex, as applicable.

8.3 Firewall. In connection with information exchanged under this Agreement and/or with the provision of any Quintiles Services under any CSA, Quintiles (for purposes of this Agreement) and Innovex or any Quintiles Affiliate (for purposes of any CSA to which it is a party) shall keep separate and shall not share with other parts of its organization that are or may be performing services for a competing product, the material and information supplied and/or generated hereunder or thereunder.

9. Indemnification.

9.1 Indemnification by CVT. CVT shall indemnify, defend, save, protect, and hold harmless Quintiles, its Affiliates, and its and their respective directors, officers, employees, and agents (“Quintiles Indemnitees”) against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys fees and expenses and court costs) (collectively, “Losses”) resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with: (a) the breach by CVT of any of its obligations under the Services Agreement prior to the Effective Date or under this Agreement or (b) the design, development, manufacture, sale, distribution or use of the Product. Notwithstanding the foregoing, (i) nothing contained in these indemnification obligations shall override any indemnification obligations agreed to by the Parties in any

Commercial Services Agreement under Section 3 above or any agreement for services awarded to Quintiles under Section 4 above, and (ii) CVT shall not be required to indemnify Quintiles or any of the Quintiles Indemnitees for any Losses to the extent they arise from the negligent or wrongful acts or omissions of Quintiles or any of the Quintiles Indemnitees or any breach by Quintiles or any of the Quintiles Indemnitees of its obligations under the Services Agreement prior to the Effective Date or under this Agreement.

9.2 Indemnification by Innovex. Quintiles, Innovex and Innovex Inc., jointly and severally, shall indemnify, defend, save, protect, and hold harmless CVT, its Affiliates, and its and their respective directors, officers, employees, and agents (the “CVT Indemnitees”) against any and all Losses resulting or arising from any Third Party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with the breach by Quintiles, Innovex or Innovex Inc. of any of its respective obligations under the Services Agreement prior to the Effective Date or under this Agreement. Notwithstanding the foregoing, none of Quintiles, Innovex or Innovex Inc. shall be required to indemnify CVT or any of the CVT Indemnitees for any Losses to the extent they arise from the negligent or wrongful acts or omissions of CVT or any of the CVT Indemnitees or the breach by CVT or any of the CVT Indemnitees of its obligations under the Services Agreement prior to the Effective Date or under this Agreement.

9.3 Procedure. The Party seeking indemnification hereunder (the “Indemnified Party”) shall (a) promptly notify the Party obligated to indemnify (the “Indemnifying Party”) of any Losses for which the Indemnified Party seeks indemnification; (b) cooperate fully with Indemnifying Party and its legal representatives in the investigation of any matter the subject of indemnification; (c) permit the Indemnifying Party full control over the defense and settlement of any matter the subject of indemnification; and (d) not unreasonably withhold its approval of the settlement of any claim, liability or action by Indemnifying Party covered by this indemnification provision.

9.4 No Consequential Damages. Notwithstanding the Parties’ rights and remedies in equity and except with respect to indemnification obligations under Sections 9.1 and 9.2, no Party, nor its Affiliates or their respective directors, officers, employees or agents shall have any liability to any other for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement even if such damages were foreseeable.

10. Dispute Resolution.

10.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to such Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation, as such may be accomplished by good faith negotiations between the Parties, within thirty (30) days of notice. If such dispute remains unresolved at that point, it shall promptly be submitted to the Chief Executive Officer of Quintiles and the Chief Executive Officer of CVT who will meet in person or by teleconference at least once within thirty (30) days after such submission and attempt to resolve the matter or matters in dispute.

10.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware by residents of the State of Delaware, without regard to conflicts of law rules.

11. Term and Termination.

11.1 Term. The term of this Agreement (“Term”)will begin on the Effective Date and continue until the third (3rd) anniversary of the Effective Date, unless the Agreement is terminated earlier in accordance with this Section 11; provided, however, if the Product receives Approval prior to the third (3rd) anniversary of the Effective Date, but after thirty (30) months following the Effective Date, then the Term of this Agreement shall be extended until the date which is six (6) months following the date of such Approval.

11.2 Material Breach. CVT may terminate this Agreement by written notice at any time if Quintiles, Innovex Inc. or Innovex defaults in the performance of any material obligations under this Agreement. Quintiles, Innovex Inc. and Innovex may terminate this Agreement by written notice at any time if CVT defaults in the performance of any material obligations under this Agreement. In the event of such default, the Party declaring the default shall provide the defaulting Party or Parties with written notice setting forth the nature of the default, and the defaulting Party or Parties shall have thirty (30) days to cure the default. If the defaulting Party or Parties fail(s) to cure the default within the foregoing time period, and provided the default is continuing, the other Party or Parties, as the case may be, may terminate this Agreement by written notice to the defaulting Party or Parties, which notice shall be effective upon receipt.

11.3 Bankruptcy. CVT may terminate this Agreement by written notice to Quintiles, Innovex Inc. or Innovex, if Quintiles, Innovex Inc. or Innovex files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a Third Party, and such filing is not withdrawn within sixty (60) days of the filing date, or if a receiver or trustee is appointed for the property and assets of Quintiles, Innovex Inc. or Innovex and the receivership proceedings are not dismissed within sixty (60) days of such appointment. Quintiles, Innovex Inc. and Innovex may terminate this Agreement by written notice to CVT if CVT files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or such filing is made by a Third Party, and such filing is not withdrawn within sixty (60) days of the filing date, or if a receiver or trustee is appointed for the property and assets of CVT and the receivership proceedings are not dismissed within sixty (60) days of such appointment.

11.4 Accrued Rights. Termination of this Agreement for whatever reason shall not affect the accrued rights of any Party arising under or out of this Agreement and all provisions which expressly or by implication survive this Agreement shall remain in full force and effect. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party’s right to obtain performance of any obligation.

11.5 Survival. The following provisions of this Agreement shall survive any expiration or termination of this Agreement, and if time periods are specified, for the period of time specified: Sections 8, 9, 11.5 and 12.4. The Warrant shall survive any expiration or termination of this Agreement, in accordance with its terms and conditions.

12. Miscellaneous.

12.1 Nonsolicitation of Employees. For a period of six (6) months after the Effective Date, each Party agrees that neither it nor any of its divisions or operating groups that directly participated in or was directly responsible for the development or commercialization of the Product pursuant to the Services Agreement shall, directly or indirectly, recruit, solicit or induce any employee of the other Party to terminate his or her employment with such other Party.

12.2 Publicity. The Parties agree that promptly following the execution of this Agreement, they will issue a joint press release in the form attached hereto and incorporated herein by reference as Exhibit C (the “Joint Announcement”). Subsequent announcements related to this Agreement shall be by mutual consent; provided, however, that subsequent disclosures (including but not limited to filings under the Securities and Exchange Act of 1934, as amended) by a Party that merely restate all or part of the text or substance of the Joint Announcement shall not require such mutual consent. The Parties acknowledge and agree that, just as in the Services Agreement, CVT shall continue to be the Party responsible for disclosure of information related to the sales, performance, pharmaceutical characteristics and clinical study data of the Product, and each of Quintiles, Innovex Inc. and Innovex agree not to make any disclosures, public or private, in that regard. Each Party is otherwise authorized to make any disclosures as may be required by law, including but not limited to disclosures as required under the Securities and Exchange Act of 1934, as amended.

12.3 Entire Agreement; Amendment. This Agreement and the exhibits attached hereto (including the Warrant) set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto, and supersede and terminate all prior agreements and understandings between the Parties (including the Services Agreement and the Ancillary Agreements). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes five (5) days after mailed by first class certified or registered mail, postage prepaid, the next business day after delivery by overnight courier service, or the same business day as personally delivery or transmission by fax machine (with machine confirmation of complete delivery), in any case to the proper address of the Party. Unless otherwise specified in writing in accordance with this Section 12.4, the addresses of the Parties for all notices under this Agreement shall be as described below:

For CVT:	CV THERAPEUTICS, Inc.

3172 Porter Drive

Palo Alto, California 94304

Attention: Tricia Borga Suvari, General Counsel

Fax: (650) 858-0388

with a copy to:	Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Alan C. Mendelson, Esq.

Fax: (650) 463-2600

for Innovex:	Innovex LP

c/o Quintiles Transnational Corp.

4709 Creekstone Drive

Suite 200, Riverbirch Building

Durham, North Carolina 27703

Attention: Thomas C. Perkins

Fax: (919) 998-2090

with a copy as provided below;

for Innovex Inc.:	Innovex (North America) Inc.

c/o Quintiles Transnational Corp.

4709 Creekstone Drive

Suite 200, Riverbirch Building

Durham, North Carolina 27703

Attention: Thomas C. Perkins

Fax: (919) 998-2090

with a copy as provided below; and

for Quintiles:	Quintiles Transnational Corp.

4709 Creekstone Drive

Suite 200, Riverbirch Building

Durham, North Carolina 27703

Attention: Thomas C. Perkins

Fax: (919) 998-2090

with, in the case of any notice to Innovex, Innovex Inc. or Quintiles hereunder, a copy to:

Smith, Anderson, Blount, Dorsett,

Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601

Attention: Christopher B. Capel

Fax: (919) 821-6800

or to such other destination as any Party may hereafter notify the other Party in accordance with this Section 12.4.

12.5 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

12.6 Assignment. No Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Parties, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.6 shall be null and void and of no legal effect. If any Party assigns this Agreement to an Affiliate pursuant to this Section 12.6, the assigning Party shall provide a continuing guarantee of the performance of this Agreement by such Affiliate.

12.7 Performance by Affiliates. Obligations under this Agreement may be performed by Affiliates of the Parties only with the prior consent of the other Parties. In the event any such performance is carried out by Affiliates with the prior consent of the other Parties, each Party guarantees performance of this Agreement by its Affiliates. No Affiliate of a Party may make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

12.8 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.11 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.12 Headings. The headings for each section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

12.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CV THERAPEUTICS, INC.

By:	/s/ Louis G. Lange
Louis G. Lange, M.D., Ph.D. Chief Executive Officer

INNOVEX (NORTH AMERICA) INC.

By:	/s/ Beverly Rubin
Name: Beverly Rubin Title: Deputy General Counsel

INNOVEX LP

By:	/s/ Beverly Rubin
Name: Beverly Rubin Title: Deputy General Counsel

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Tom Perkins
Name: Tom Perkins Title: SVP – Corporate Development

EXHIBIT A

FORM OF JOINT INSTRUCTION TO ESCROW AGENT

July     , 2003

Fort Know Escrow Services, Inc.

2100 Norcross Parkway, Suite 150

Norcross, Georgia 30071

Attention: Glen Bryman

Re:	Escrow Agreement dated May 5, 1999

CV Therapeutics, Inc./Quintiles Transnational Corp.

Dear Mr. Bryman:

We make reference to that certain Escrow Agreement (the “Escrow Agreement”), dated as of May 5, 1999, by and among Quintiles Transnational Corp., a North Carolina corporation (“Quintiles”), CV Therapeutics, Inc., a Delaware corporation (“CVT”) and Fort Knox Escrow Services, Inc., a Georgia corporation (the “Escrow Agent”). Capitalized terms not defined in this letter shall have the meanings given to them in the Escrow Agreement.

Pursuant to the Escrow Agreement, Quintiles and CVT hereby jointly instruct you (“Delivery Instruction”) as the Escrow Agent to promptly deliver (i) to Quintiles (attention: Thomas C. Perkins, with a copy to Quintiles’s outside counsel as provided below), the Borrower NDA Letter (a copy of which is attached as an exhibit to the Escrow Agreement) and (ii) to CVT (attention: Tricia Borga Suvari, General Counsel, with a copy to CVT’s outside counsel as provided below), the Lender NDA Letter (a copy of which is attached as an exhibit to the Escrow Agreement), with each such delivery to occur no later than ten (10) business days after the date set forth above. Quintiles and CVT each hereby (i) consent to and waive any objections to this Delivery Instruction and (ii) acknowledge and agree that, after the delivery of the Escrow Property by the Escrow Agent pursuant to the foregoing Delivery Instruction, the Escrow Property will be completely distributed in accordance with the terms of the Escrow Agreement, and immediately thereafter the Escrow Agreement shall be terminated pursuant to Section 4.9 of the Escrow Agreement.

Please note that the required copy to Quintiles’s outside counsel should be directed to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 Wachovia Capitol Center, Raleigh, North Carolina 27601, Attention: Christopher B. Capel, Esq.

Please note that the required copy to CVT’s outside counsel should be directed to Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, Attention: Alan C. Mendelson, Esq.

Should you have any questions, please contact Tricia Borga Suvari of CVT at (650) 384-8611 or Thomas C. Perkins of Quintiles at (919) 998-2080.

Thank you.

CV THERAPEUTICS, INC.		QUINTILES TRANSNATIONAL CORP.

By:		By:
	Louis G. Lange, M.D., Ph.D. Chief Executive Officer		Name: Title:

EXHIBIT B

FORM OF COMMON STOCK WARRANT

EXHIBIT C

FORM OF PRESS RELEASE